SATISH MEHTA APPOINTED TO EXPRESS, INC. BOARD OF DIRECTORS

Columbus, Ohio – December 1, 2022 - The Board of Directors of fashion apparel retailer Express, Inc. (NYSE: EXPR) has named Satish Mehta as a Class I director, effective today.

Mr. Mehta, 57, has a deep background in database engineering and a strong track record in technical leadership roles. He is currently the Chief Technology Officer of pet food and pet-health related products retailer Chewy, Inc.

“I am so pleased to welcome Satish to the Express, Inc. Board of Directors. He has rich experience driving the technological aspects of business growth and transformation across technologies,” said Mylle H. Mangum, Chairman of the Board.

"Satish brings a unique perspective to the Express, Inc. Board and I look forward to his insight and contributions as we continue to advance our customer database and eCommerce technologies," said Tim Baxter, Chief Executive Officer.

Mr. Mehta has over 20 years of experience across consumer products, technology and apparel. His background includes leadership positions at UnitedHealth Group, Staples, Yahoo!, and Gap, Inc. He spent 13 years in the Indian Navy, leaving the service as a Lieutenant Commander to join the private sector.

About Express, Inc.
Express is a modern, multichannel apparel and accessories brand grounded in versatility, guided by its purpose - We Create Confidence. We Inspire Self-Expression. - and powered by a styling community. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com or www.upwest.com.
Investor Contact
Greg Johnson
VP, Investor Relations
GJohnson@express.com
(614) 474-4890